CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Micro General Corporation:

We consent to the incorporation by reference in the Registration Statement No. 33-22240, No. 2-85485 and No. 2-92490 on Form S-8 of Micro General Corporation (the Company) of our report dated February 20, 1998, relating to the balance sheets of Micro General Corporation as of December 31, 1997 and December 31, 1996 and the related statements of operations, shareholders' equity(deficiency) and cash flows for the three-year period ended December 31, 1997 and the related schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Micro General Corporation.

Our report, dated February 20, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited working capital resources which raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.






 /s/ KPMG PEAT MARWICK LLP

Orange County, California
March 31, 1998
Page 1
March 30, 1998